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                                                                    Exhibit 99.8
                                                     Term Sheet Capital Advisors
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[SELECT CAPITAL LOGO]                                             EXHIBIT 99.8


                                   Term Sheet
                           Playnet Technologies, Inc.
                                 July 25, 1997


Amount: U.S. $3 million ($3,000,000) of eight percent (8%) convertible debentures offered under Regulation S.

Type: Convertible debenture, maturing in two (2) years and convertible in 45 days.

Coupon: Eight percent (8%) per annum (cash or stock) at the company's discretion.

Conversion      The lesser of 80% of the 5-day average closing bid prior to
Price           subscription or 75% of the closing bid price prior to
                conversion.

Lock Up:        From the date of this term sheet until the closing of the
& Right         contemplated transaction, Playnet Technologies, Inc., agrees not to pursue a transaction of the nature already contemplated hereby with any other person unless and until Select has been informed that good faith negotiations have been terminated. Following the closing of the proposed transaction, for ninety (90) days, Playnet Technologies, Inc., will not, without the written consent Of the investors, fund any "Regulation S" or "Regulation D" financing and/or equity private placement with common stock registration rights. Thereafter, for three hundred and sixty (360) days, the investors will have the right of first refusal in respect of any equity financing on the same terms and conditions as offered by any third party.

Placement:      Select shall receive a fee of 10% of the amount of the placement direct from escrow.

Warrants:       Select shall receive three hundred thousand dollars ($300,000)
                of non-dilutive warrants at the closing with a strike price of one hundred twenty percent (120%) above the closing bid price on the day of the closing.
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Closing:     The closing will occur by on or before August 10, 1997.

The parties hereby acknowledge their mutual agreement to the above terms and their intention to negotiate the contemplated transaction in an expedited manner and in good faith. This term sheet represents our current agreement with respect to the subject matter hereof and supersedes any prior agreement or understanding with the respect of such subject matter. If this term sheet is not executed by both parties at the close of business by August 1, 1997, then this term sheet will be considered void. By executing the term sheet Playnet Technologies, Inc., represents and warrants that it has obtained or within seven (7) calendar days will obtain the necessary, Board of Directors and/or other approvals to cause this term sheet to be duly authorized, executed and delivered by Playnet Technologies, Inc.

PLAYNET TECHNOLOGIES, INC. AGREES TO KEEP THIS TERM SHEET CONFIDENTIAL AND NOT DISTRIBUTE IT TO OR DISCUSS IT WITH ANY THIRD PARTY WITHOUT THE EXPRESS CONSENT OF SELECT CAPITAL ADVISORS, INC.

Agreed and Accepted by:                      Agreed and Accepted by:

Playnet Technologies, Inc.                   Select Capital Advisors, Inc.

        /s/ Shmuel Cohen                             /s/ Ronald G. Williams
Officer:_________________________            Officer:_________________________

     7/28/97                                      7/25/97
Date:____________________________            Date:____________________________